Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 18, 2005 with respect to the consolidated financial statements of American Centurion Life Assurance Company and to the use of our report dated March 31, 2005 with respect to the financial statements of ACL Variable Annuity Account 1 included in Post-Effective Amendment No. 11 to the Registration Statement (Form N-4, No. 333-00041) for the registration of the Privileged Assets(R) Select Annuity offered by American Centurion Life Assurance Company.


                                                           /s/ Ernst & Young LLP
                                                           ---------------------
                                                               Ernst & Young LLP
Minneapolis, Minnesota
September 29, 2005